================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                          ____________________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ____________________________

                            FORSYTH BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

               Georgia                                     58-2231953
    (State or Other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                   Identification No.)

     651 Veterans Memorial Boulevard, Cumming, Georgia       30040
         (address of principal executive office)           (Zip Code)

              LONG-TERM INCENTIVE PLAN OF FORSYTH BANCSHARES, INC.
                            (Full title of the plan)

                                TIMOTHY M. PERRY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            FORSYTH BANCSHARES, INC.
                         651 VETERANS MEMORIAL BOULEVARD
                             CUMMING, GEORGIA 30040
                                 (770) 886-9500
 (Name, address and telephone number, including Area Code, of Agent for Service)

                                 With a copy to:
                              Eric S. Chofnas, Esq.
                              Eric S. Chofnas, P.C.
                                1100 Powers Place
                            Alpharetta, Georgia 30004

                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Title of securities     Amount to be           Proposed             Proposed            Amount of
to be registered     registered (1) (2)    maximum offering          maximum        registration fee
                                         price per share (3)   aggregate offering
                                                                      price
-------------------  ------------------  --------------------  -------------------  -----------------
Common Stock,                   160,000  $              10.00  $         1,600,000  $          202.72
no par value
-----------------------------------------------------------------------------------------------------

     (1)  This Registration Statement  shall  also  cover  any additional shares of common stock that become issuable under the plan being registered pursuant to this Registration Statement by reason  of  any  stock  dividend  or  stock  split or as the result of other anti-dilution provisions in the plan, pursuant to Rule 416 of the Securities Act  of  1933,  as  amended
          (the  "Securities  Act").
     (2)  Comprised  of  160,000 shares (split adjusted) issuable upon exercise of options granted or common stock to be issued for option grants or other incentive awards under the Forsyth
          Bancshares, Inc.  Long-Term  Incentive  Plan.
     (3)  Estimated solely for purposes of calculating the amount of the registration fee, pursuant to
          Rule 457(c) and (h) of the Securities Act and based upon the current and estimated future prices at which  the  employee  stock  options  are  exercisable.

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
                                     PART I
                                EXPLANATORY NOTE
                                ----------------

     This Registration Statement is being filed in order to register 160,000 shares of the common stock, no par value (the "Common Stock") of Forsyth Bancshares, Inc. (the "Company"), which may be issued pursuant to the terms and conditions of the Forsyth Bancshares, Inc. Long-Term Incentive Plan (the "Plan").

     A prospectus meeting the requirements of Part I of Form S-8 and containing the statements required by Item 2 of Form S-8 has been prepared. Such prospectus is not included in this Registration Statement, but will be provided to all affected participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this Registration Statement by reference:

     (1) The Company's Annual Report on Form 10-KSB (Commission File No. 333-10909) for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

     (2) All other reports of the Company filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003; and

     (3) The description of the rights associated with the Company's Common Stock included at page 35 of the Company's Registration Statement on Form S-1 (File No. 333-10909) filed with the Commission on August 27, 1996 and in the Company's Amended Registration Statement on Form S-1A (File No. 333-10909) filed with the Commission on October 15, 1996, including any other amendments or reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

     In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code ("GBCC") contains provisions that directly affect the liability of directors and officers of Georgia corporations to the corporations and shareholders that they serve, including provisions regarding indemnification. Article 8, Part 5 of the GBCC permits Georgia corporations to indemnify directors and officers, as well as certain other individuals who act on behalf of such corporations. The general authorization for such indemnification is set forth in Section 14-2-851(a) of the GBCC, which provides that a Georgia corporation "may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful." Moreover, Section 14-2-851(b) specifically provides that "a director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the best interests of the participants and beneficiaries of the plan is conduct that satisfies the" standard of fiduciary conduct required by Section 14-2-851(a).

     Article 8, Part 3 of the GBCC sets forth the standards of conduct required for directors, and Article 8, Part 4 of the GBCC sets forth the standards of conduct of officers of Georgia corporations. As a general matter, if directors and officers perform their duties in compliance with these provisions of the GBCC, they will not be liable for any action taken, or any failure to take action, in the performance of their duties on behalf of the corporation.

     Section 14-2-830(a) of the GBCC provides that directors of Georgia corporations are required to discharge the duties of their positions, including their positions as members of committees, in a manner they believe in good faith to be in the best interests of the corporation, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances.
Section 14-2-830(b) of the GBCC provides that in discharging his or her duties a director is allowed to rely on information provided: (1) by the corporation's officers and employees whom the director reasonably believes to be reliable and competent in the matters presented; (2) by the corporation's legal counsel, public accountants, investment bankers and other experts as to matters the director reasonably believes are within the person's professional or expert competence; and (3) by board committees of which the director is not a member if he or she reasonably believes the committee merits confidence.

     Section 14-2-856(b) of the GBCC also provides the general rule that a director cannot be indemnified, as allowed by the specific provisions of the GBCC discussed below, for: (1) any appropriation, in violation of his or her duties as a director, of any business opportunity of the corporation; (2) acts or omissions that involve intentional misconduct or a knowing violation of law; or (3) personal liability for unlawful distributions as provided in Section 14-2-832 (discussed below); or (4) any transaction from which the director has received an improper personal benefit. Section 14-2-832 of the GBCC imposes personal liability to the corporation on directors who vote for or assent to distributions by the corporation in excess of standards established by Georgia law or under the corporation's articles of incorporation, if it is established that the director did not perform his or her duties in compliance with the standard of conduct imposed under Section 14-2-830.

     As described above, Section 14-2-851 of the GBCC authorizes a Georgia corporation to include a provision in its articles of incorporation obligating the corporation to provide indemnification to its directors for all actions or failures to act, other than those improper acts described above. Article VIII of the Company's bylaws complies with the permitted indemnification provisions of
Section 14-2-851 and provides that the Company shall indemnify its directors except as to those transactions for which indemnification is prohibited under
Section 14-2-856(b). Under Article VI of the Company's articles of incorporation, the personal liability of a director of the Company is eliminated except for: (1) any appropriation, in violation of his or her duties as a director, of any business opportunity of the Company; (2) acts or omissions that involve intentional misconduct or a knowing violation of law; (3) personal liability for unlawful distributions as provided in Section 14-2-832 (discussed above); or (4) any transaction from which the director has received an improper personal benefit.

     Furthermore, Article VIII, Section 8.4 of the Company's bylaws permits the Company to advance all expenses for the defense of a director in any lawsuit brought against the director as to which indemnification is permitted under
Article VIII of the Company's bylaws. Section 14-2-853 of the GBCC specifically provides that such advances are permitted by Georgia law. However, such advances may only be made after the director provides the corporation with a written affirmation of his or her good faith belief that he or she has met all relevant standards of conduct, and a written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under the GBCC.

     Section 14-2-851(d)(1) of the GBCC treats suits by or in the right of the corporation (i.e., derivative suits) differently from other legal actions. Indemnification by the corporation is not permitted with respect to such actions, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standards of conduct under Section 14-2-851(a).

     Section 14-2-842(a) of the GBCC imposes the same standards of conduct on officers of Georgia corporations as are applicable to directors. Section 14-2-842(b) provides that an officer is allowed to rely on information provided:
(1) by other officers or employees whom the officer reasonably believes to be reliable and competent in the matters presented; and (2) by the corporation's legal counsel, public accountants, investment bankers and other experts as to matters the officer reasonably believes are within the person's professional or expert competence.

     Section 14-2-857 of the GBCC authorizes a Georgia corporation to provide indemnification to any officer to the same extent as indemnification may lawfully be provided to directors. Article VIII, Section 8.2 of the Company's bylaws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company, or was serving at the request of the Company in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person.

     Section 14-2-852 of the GBCC provides that indemnification of officers and directors against reasonable expenses is mandatory to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him or her giving rise to a claim for indemnification. Moreover,
Section 14-2-854(a) of the GBCC authorizes a director who is a party to a proceeding because he or she is a director to apply to a court of competent jurisdiction for an order requiring the corporation to provide indemnification or to advance expenses in connection with such proceeding. Indemnification or an advance for expenses may be ordered if the court determines that the director is entitled to indemnification or an advance for expenses under the GBCC, or if the court determines that indemnification or an advance for expenses is "fair and reasonable" under the circumstances, even though the director has not met the relevant standards of conduct under Section 14-2-851.

     Section 14-2-858 of the GBCC permits a Georgia corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against liability asserted against or incurred by them in their capacities as officers, directors, employees or agents, whether or not the corporation would have the power under Georgia law to indemnify such officers or directors or advance expenses for the same liability. Article VIII, Section 8.6 of the Company's bylaws authorizes the Company to obtain such insurance. The Company currently maintains such insurance coverage with respect to its directors and officers with an aggregate limitation of $1,000,000 per year, subject to such coverage exclusions and deductibles as have been approved by the Board of Directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     4.1 Page 1 of the Company's Articles of Incorporation (included in their entirety as Exhibit 3.1 to the Company's Registration Statement on Form S-1
              ------------
(File No. 333-10909) filed with the Commission on August 27, 1996, which is incorporated herein by reference).

     4.2  Pages  10-11  of  the  Company's Bylaws (included in their entirety as
Exhibit  3.2  to  the  Company's  Registration  Statement  on Form S-1 (File No.
------------
333-10909) filed with the Commission on August 27, 1996, which is incorporated herein by reference).

     4.3   Forsyth  Bancshares,  Inc.  Long-Term  Incentive  Plan  (included  as
Exhibit 10.4 to  the  Company's  Annual  Report  on  Form 10-KSB, filed with the
------------
Commission on March 30, 2004 (Commission File No. 333-10909), which is incorporated herein by reference).

     5    Opinion of Eric S. Chofnas, P.C.

     23.1 Consent of Mauldin & Jenkins.

     23.2 Consent of Eric S. Chofnas, P.C. (included in Exhibit 5).
                                                        ---------

     24.1 Powers of Attorney (included on the signature page of this Registration Statement).

ITEM 9. UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
--------   -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The  Registrant.

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cumming, State of Georgia, on this 18th day of May, 2004.

                          FORSYTH BANCSHARES, INC.


                          By:   /s/  Timothy M. Perry
                             --------------------------------------------------
                             President, Chief Executive Officer and Director

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints James J. Myers and Timothy M. Perry, each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto, and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Forsyth Bancshares, Inc. Long-Term Incentive Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                           Title                      Date
        ---------                           -----                      ----

 /s/ Catherine M. Amos       Director                              May 18, 2004
---------------------------
Catherine M. Amos

 /s/ Jeffrey S. Bagley       Vice Chairman of the Board            May 18, 2004
---------------------------
Jeffrey S. Bagley

 /s/ Danny M. Bennett        Director                              May 18, 2004
---------------------------
Danny M. Bennett

 /s/ Michael P. Bennett      Director                              May 18, 2004
---------------------------
Michael P. Bennett

 /s/ Bryan L. Bettis         Director                              May 18, 2004
---------------------------
Bryan L. Bettis

 /s/ Talmadge W. Bolton      Director                              May 18, 2004
---------------------------
Talmadge W. Bolton

 /s/ Thomas L. Bower III     Director                              May 18, 2004
---------------------------
Thomas L. Bower III

 /s/ Charles R. Castleberry  Director                              May 18, 2004
---------------------------
Charles R. Castleberry

 /s/ Timothy D. Foreman      Chief Financial Officer, Senior Vice  May 18, 2004
---------------------------  President, Secretary and Treasurer
Timothy D. Foreman

 /s/ Charles D. Ingram       Director                              May 18, 2004
---------------------------
Charles D. Ingram

 /s/ Herbert A. Lang, Jr.    Director                              May 18, 2004
---------------------------
Herbert A. Lang, Jr.

 /s/ John P. McGruder        Director                              May 18, 2004
---------------------------
John P. McGruder

 /s/ James J. Myers          Chairman of the Board                 May 18, 2004
---------------------------
James J. Myers

 /s/ Timothy M. Perry        President, Chief Executive Officer    May 18, 2004
---------------------------  and Director
Timothy M. Perry

 /s/ Danny L. Reid           Director                              May 18, 2004
---------------------------
Danny L. Reid

 /s/ Charles R. Smith        Director                              May 18, 2004
---------------------------
Charles R. Smith

 /s/ Wyatt L. Willingham     Director                              May 18, 2004
---------------------------
Wyatt L. Willingham

 /s/ Jerry M. Wood           Director                              May 18, 2004
---------------------------
Jerry M. Wood

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT
-------
NUMBER         DOCUMENT  DESCRIPTION
------         ---------------------

*4.1           Articles  of  Incorporation  (included  as  Exhibit  3.1  to  the
                                                           ------------
               Company's Registration Statement on Form S-1 (File No. 333-10909) filed with the Commission on August 27, 1996).

*4.2           Bylaws  (included  as  Exhibit  3.2 to the Company's Registration
                                      ------------
               Statement  on  Form  S-1  (File  No.  333-10909)  filed  with the
               Commission  on  August  27,  1996).

*4.3           Forsyth  Bancshares,  Inc.  Long-Term Incentive Plan (included as
               Exhibit 10.4 to the Company's Annual Report on Form 10-KSB, filed
               ------------
               with the Commission on March 30, 2004 (Commission File No. 333-10909), which is incorporated herein by reference).

5              Opinion  of  Eric  S.  Chofnas,  P.C.

23.1           Consent  of  Mauldin  &  Jenkins.

23.2           Consent  of  Eric  S.  Chofnas,  P.C.  (included  in  Exhibit 5).
                                                                     ---------

24.1 Power of Attorney (included on the signature page of this Registration Statement).

*Incorporated herein by reference as indicated.